Exhibit 99.1

Release No. 0905-05
FOR IMMEDIATE RELEASE
September 19, 2005

RAYMOND JAMES FINANCIAL, INC.
REPORTS AUGUST 2005 OPERATING DATA

ST. PETERSBURG, Fla. - In an effort to provide timely information to enable analysts and investors to stay better informed about the general trends in our major business segments, we are releasing selected operating statistics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.
“August activity was up marginally as investors are still exhibiting conservative investing practices,”explained Chairman and CEO Thomas A. James. “On the other hand, corporate issuers are finding it attractive to raise equity capital and there is more than enough demand to absorb the new issues.”
Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three wholly owned broker/dealers, Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd. have more than 4,800 financial advisors serving 1.3 million accounts in 2,100 locations throughout the United States, Canada and overseas. In addition, total client assets are approximately $147 billion, of which are approximately $27 billion are managed by the firm’s asset management subsidiaries.
To the extent that Raymond James makes or publishes forward-looking statements (regarding management expectations, strategic objectives, business prospects, anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, and other similar matters), a variety of factors, many of which are beyond Raymond James’ control, could cause actual results and experiences to differ materially from the expectations and objectives expressed in these statements. These factors are
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Release No. 0905-05    RAYMOND JAMES FINANCIAL, INC.

described in Raymond James’ 2004 annual report on Form 10-K, which is available on raymondjames.com and sec.gov.
	August 2005	July 2005	August 2004
	(4 weeks)	(5 weeks)	(4 weeks)

Securities commissions/fees (1)	$107.2 mil.	$123.2 mil.	$101.7 mil.

Assets under management (2)	$ 27.1 bil.	$ 27.1 bil.	$ 22.0 bil.

# of managed/co-managed underwritings (3)	10	7	7

Total customer assets under administration	$ 146.7 bil.(4)	$ 147.4 bil.(4)	$107.6 bil.

(1)	Includes all securities commissions and fees generated by our financial advisors, both private client and institutional, except for emerging markets joint ventures.

(2)
This is the primary revenue driver for the asset management segment. Just under half of the assets under management are subject to billing quarterly in advance, with the balance billed mainly based on average daily assets.

(3)	This is only one of several key revenue sources for the capital markets segment, other key revenue sources include institutional sales commissions and transaction fees.

(4)	These figures are periodically adjusted to include certain annuity assets held directly by the insurance companies as such information becomes available.

For more information, please contact Steve Valley at 727-567-2824.
Please visit the Raymond James Press Center at raymondjames.com/media.